Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

SQUAREX PHARMACEUTICAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001	457	(o)			$15,000,000	110.20 per $1,000,000	1,653

Total Offering Amounts						$15,000,000		1,653

(1)	Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share sub-divisions, share dividends or similar transactions.